SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 9, 2001

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                       N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

      Vermont Retail Rate Proceedings: Vermont Supreme Court Decision issued February 9, 2001. The Company filed in Docket No. 6018 for a general rate increase in 1997 to offset increasing costs of providing service, including scheduled contractual increases in the cost of power the Company purchases from Hydro-Quebec. In response to the Company's 1997 rate increase filing, the Vermont Public Service Board ("PSB") decided to appoint an independent investigator to examine the Company's decision to buy power from Hydro-Quebec. The Company made a filing with the PSB stating that the PSB as well as other parties should be barred from reviewing past decisions because the PSB already examined the Company's decision to buy power from Hydro-Quebec in a 1994 rate case in which the Company was penalized for "improvident power supply management". The Vermont Department of Public Service ("DPS") filed testimony in opposition to the Company's retail rate increase request. The Company sought, and the PSB granted, permission to stay this rate case and to file an interlocutory appeal of the PSB's denial of the Company's motion to preclude a re-examination in the 1997 case of the Company's Hydro-Quebec contract in 1991. The Company filed its appeal with the Vermont Supreme Court.

      The Company filed in 1998 for a retail rate increase in Docket No. 6120 that supplanted the 1997 rate increase request. The Company reached an agreement with the DPS regarding the 1998 retail rate increase request providing for a temporary rate increase. The agreement was approved by the PSB and is subject to adjustment upon future resolution of issues arising under appeal then before the VSC. The agreement temporarily disallows approximately $7.4 million (based on 1999 power costs) for the Company's purchased power costs under the VJO Power Contract pending resolution of the issues before the VSC. These temporary disallowances were calculated using comparable methodology to that used by the PSB in the Green Mountain Power ("GMP") rate case on February 28, 1998. In that case, the PSB found GMP's decision to commit to the VJO Power Contract in 1991 "imprudent" and that power purchased under it was not "used and useful." As a result, the PSB concluded that a portion of GMP's current costs should not be imposed on GMP's customers and were disallowed. GMP appealed that rate order to the VSC, but withdrew its appeal pursuant to a rate case settlement.

      On February 9, 2001, the Vermont Supreme Court issued its Order relating to the Company's appeal of the ability of the Public Service Board to impose further penalties for its "lock-in" of the HQ contract in 1991 and to disallow portions of the HQ power costs as not "economically used and useful." The VSC reversed the Order of the PSB and remanded the case to the PSB for further consideration.

      The text of the Vermont Supreme Court's Entry Order follows:

NOTICE: This opinion is subject to motions for reargument under V.R.A.P. 40 as well as formal revision before publication in the Vermont Reports. Readers are requested to notify the Reporter of Decisions, Vermont Supreme Court, 109 State Street, Montpelier, Vermont 05609-0801 of any errors in order that corrections may be made before this opinion goes to press.

No. 98-214

In re Tariff Filing of Central Vermont Public Service Corporation	Supreme Court
On Appeal from Public Service Board March Term, 1999

Richard H. Cowart, Chair

Robert A. Mello and John H. Klesch (On the Brief), South Burlington, for Appellant Central   Vermont Public Service Corp.

James Volz, Director for Public Advocacy, and Aaron Adler, Special Counsel, Montpelier, for   Appellee Department of Public Service.

Trevor R. Lewis of Primmer & Piper, P.C., Montpelier, for Amicus Curiae Vermont Public   Power Supply Authority.

PRESENT:	Amestoy, C.J., Dooley, Morse and Skoglund, JJ., and Zimmerman, D.J., Specially Assigned

      DOOLEY, J. Central Vermont Public Service Corporation (CVPS) brings this interlocutory appeal from a decision of the Public Service Board holding that it may consider in a rate case whether the cost of power CVPS purchases from Hydro-Quebec (HQ) may be excluded, in whole or in part, from expenses covered by utility rates. CVPS argues that the Board was precluded under principles of res judicata, collateral estoppel or equitable estoppel from considering whether CVPS acted prudently by entering into, and waiving termination rights with respect to, a thirty-year purchase power contract with HQ in August 1991, and whether the power purchased from HQ is uneconomical and therefore not "used and useful."

      We hold that the Board 1 is collaterally estopped, based on its prior determinations in a 1994 rate case, from considering further whether CVPS acted imprudently by locking into the HQ contract in August 1991. We conclude that it is premature to determine whether the Board may take any further action in this rate case based on the imprudence it found in the 1994 rate case. Finally, we remand for further proceedings on whether the Board may determine if the power purchased from HQ is useful. In all other respects, the order of the Board is affirmed.

      A brief history of the HQ contract is helpful to understand the context in which these issues come before us. In 1987, the Vermont Joint Owners (VJO) of the Highgate interconnection facilities - a group of nine Vermont utilities that included CVPS - entered into a contract to purchase electricity from HQ over a thirty-year period, from 1990 to 2020. In 1988, the contract was amended to extend the time until April 30, 1991, for any party to terminate the contract if necessary regulatory approvals were withheld or tendered upon terms unsatisfactory to that party. In 1991, the Board granted interim approval for both the HQ contract and a participation agreement between the nine Vermont utilities. See 30 V.S.A. Section 248(a) (requiring Board to issue certificate of public good before utility may purchase energy from outside Vermont for period exceeding five years). We affirmed the Board's order in In re Petition of Twenty-Four

Vt. Utilities, 159 Vt. 339, 618 A.2d 1295 (1992) (HQ I).

      In early 1991, HQ informed VJO that it was not satisfied with a condition of the regulatory

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      1 At various points, CVPS has argued that it is the Public Service Board that is estopped from determining whether CVPS was prudent concerning the HQ contract or whether the HQ power is used and useful. At other points, it has argued that the Department is estopped. Certainly, the concept of party can vary in an administrative proceeding, like those before the Board, in which the adjudicatory authority can also raise and shape issues. Indeed, the issues in the 1994 rate case were initially defined by the Board, and the Board initially specified the evidence it wanted presented by the parties. Moreover, its evaluation of the evidence went well beyond the presentation of the Department. In view of our analysis, we do not believe we have to reach whether it is the Board or the Department, or both, that is estopped. Solely for convenience, we refer to the estopped party as the Board.

      We also note that there are other parties in this proceeding, but they have not participated in this appeal. CVPS has argued that they are bound by any preclusion decision that binds the Department. Because the other parties have not participated in this appeal, we accept CVPS's position.

approval it obtained from the National Energy Board of Canada and was appealing that condition to the Canadian Federal Court of Appeals. Consequently, HQ sought to extend the deadline for terminating the contract based on its dissatisfaction with a regulatory requirement. In April 1991, the parties signed a waiver and release, extending the parties' right to terminate the contract on the basis of unsatisfactory regulatory approvals until December 1, 1991. On April 30, 1991, the Board approved the waiver and release, and this Court affirmed the Board's order in In re Petition of Twenty-Four Vt. Utilities, 159 Vt. 363, 618 A.2d 1309 (1992) (HQ II).

      In July 1991, the Canadian Federal Court of Appeals affirmed the export license to HQ and struck down the condition to which HQ had objected, and HQ informed VJO that it was willing to commit to the contract at that time despite the uncertainty of an appeal to the Canadian

Supreme Court. On August 28, 1991, HQ agreed to forego its regulatory termination right, thereby waiving any right to terminate the agreement in the event the Supreme Court of Canada reinstated the unsatisfactory regulatory condition. VJO responded on August 29, agreeing to waive any right to terminate the contract based on unsatisfactory regulatory conditions. As do the parties and the Board, we refer to the action of waiving the termination right as locking into the contract. The Board did not review the early lock-in decision at the time because it concluded that it did not have jurisdiction to review the matter while HQ I and HQ II were pending in this Court.

      In February 1992, the Board approved the allocation of HQ electricity to the individual utilities, a condition of its earlier contract approval, and this Court affirmed that decision in In re Twenty-Four Electric Utilities, 160 Vt. 227, 627 A.2d 355 (1993) (HQ III). In October 1994, the Board granted CVPS a rate increase of 4.27 percent in the first litigated CVPS rate increase to include HQ contract costs (the 1994 rate case). As discussed in more detail below, in 1994, the Public Service Department had argued that CVPS should not be able to recover in rates the full HQ contract costs because CVPS was imprudent in locking into the contract and the purchased power was not used and useful at the price set in the contract. In reaching its decision, the Board found that CVPS made a management error in prematurely locking into the contract and, as a result of this and other findings, reduced CVPS's allowed rate of return by 75 basis points. It rejected the Department's theory that the costs of HQ power above what other sources would cost, over the life of the HQ contract, was not used and useful. The Board's decision was not appealed to this Court.

      In September 1997, CVPS filed with the Board a petition to increase its rates by 6.6 percent, seeking a revenue increase of $15.4 million. Several organizations moved to intervene and for appointment of independent counsel to oppose rate increases associated with the HQ contract. CVPS objected on the grounds that res judicata, collateral estoppel or equitable estoppel precluded relitigation of issues concerning the HQ contract, as they were resolved in the 1994 rate case. The Board granted the motions to intervene and appointed an independent investigator to present evidence on CVPS's decisions to negotiate, execute, lock in, and manage its contract with HQ.

      In January 1998, CVPS moved to expedite the decision on preclusion, and in February moved twice to strike prefiled testimony pertaining to the HQ contract issues. In April 1998, the Board determined that it was not precluded in this rate case from considering the prudence of CVPS's decision to enter into the HQ contract, particularly the early lock-in decision, and the usefulness of power supplied by the contract in relation to other power that could be obtained at lower costs (the 1998 decision). Specifically, it ruled that: (1) res judicata, or claim preclusion, does not apply in rate cases; (2) collateral estoppel, or issue preclusion, applies but has no preclusive effect in this case because the issues actually litigated in the 1994 rate case were different from those presented in this case; and (3) the elements of equitable estoppel are not satisfied in this case. On April 30, the Board granted CVPS permission to take an interlocutory appeal to this Court on the preclusion issues and stayed further proceedings pending the appeal. CVPS argues here that each of the Board's reasons for rejecting the 1994 rate case as preclusive is wrong.

I. Introduction

Generally, in reviewing decisions of the Board, "we give great deference to the particular expertise and informed judgment of the Board." In re Vermont Power Exchange, 159 Vt. 168, 179, 617 A.2d 418, 424 (1992). We uphold findings of fact unless clearly erroneous. See id. "Our standard of review is based, however, on the nature of the Board's expertise and the appropriateness of paying deference to it." Id. The applicability of judicially-created doctrines such as claim preclusion or issue preclusion in rate cases is not an issue within the Board's expertise of utility law. Moreover, whether preclusion applies to a given set of facts is a question of law, which we review de novo. See State v. Pollander, 167 Vt. 301, 304, 706 A.2d 1359, 1360 (1997). Thus, we give no deference to the Board's decisions on claim preclusion and issue preclusion.

      The doctrine of res judicata, also called claim preclusion, "bars the litigation of a claim or defense if there exists a final judgment in former litigation in which the 'parties, subject matter and causes of action are identical or substantially identical.'" Berlin Convalescent Ctr. v. Stoneman, 159 Vt. 53, 56, 615 A.2d 141, 143 (1992) (quoting Berisha v. Hardy, 144 Vt. 136, 138, 474 A.2d 90, 91 (1984)). The doctrine does not require that the claims were actually litigated in the prior proceeding; rather, it applies to claims that were or should have been litigated in the prior proceeding. See Lamb v. Geovjian, 165 Vt. 375, 380, 683 A.2d 731, 734-35 (1996). For example, res judicata applies to both affirmative defenses that could have been raised before, see id. at 381, 683 A.2d at 735, and compulsory counterclaims that should have been raised before, but not to permissive counterclaims. See Cold Springs Farm Dev., Inc. v. Ball, 163 Vt. 466, 473, 661 A.2d 89, 93 (1995).

      The doctrine of collateral estoppel, also called issue preclusion, is similar in effect but more narrow in scope. See Berlin Convalescent Ctr., 159 Vt. at 56, 615 A.2d at 144. It bars the relitigation of an issue, rather than a claim, that was actually litigated by the parties and decided in a prior case. See id. The elements of collateral estoppel are: (1) preclusion is asserted against one who was a party in the prior action; (2) the same issue was raised in the prior action; (3) the issue was resolved by a final judgment on the merits; (4) there was a full and fair opportunity to litigate the issue in the prior action; and (5) applying preclusion is fair. See State v. Dann, 167 Vt. 119, 126, 702 A.2d 105, 110 (1997).

      The purposes of both claim preclusion and issue preclusion are: (1) to conserve the resources of courts and litigants by protecting them against piecemeal or repetitive litigation; (2) to prevent vexatious litigation; (3) to promote the finality of judgments and encourage reliance on judicial decisions; and (4) to decrease the chances of inconsistent adjudication. See Berlin Convalescent Ctr., 159 Vt. at 57, 60, 615 A.2d at 144-46; Ball, 163 Vt. at 473, 661 A.2d at 94. We keep these purposes in mind in determining whether either doctrine applies in the rate cases before us. See Berlin Convalescent Ctr., 159 Vt. at 60, 615 A.2d at 145-46 (in resolving whether to apply issue preclusion, we balance desire not to deprive litigant of adequate day in court against desire to prevent repetitious litigation of essentially same dispute).

II. Collateral Estoppel

      We begin with collateral estoppel because CVPS argues that the issues the Department raises in this case are issues that were actually litigated in the 1994 rate case. As noted above, the Board found that collateral estoppel applies in rate proceedings, but that the issues actually litigated in the 1994 rate case were different from those before it in this case.2 We agree that collateral estoppel or issue preclusion generally applies in administrative proceedings, see In re Carrier, 155 Vt. 152, 157-58, 582 A.2d 110, 113 (1990), and may apply in a utility rate case if all five elements are met, see Vermont Power Exchange, 159 Vt. at 181, 617 A.2d at 425 (utility precluded in rate case by collateral estoppel from relitigating issues resolved in previous case). CVPS contends that both the prudence of the August 1991 lock-in of the HQ contract and the usefulness of power under that contract were litigated and resolved in its 1994 rate case. Thus, we start with detailing what occurred in that case.

      The 1994 rate case began in November 1993 when the Board issued an order opening an investigation into CVPS's rates. The order lists the elements of the investigation, including:

Power costs. Has the Company prudently acquired its generation entitlements, both purchased and owned? Has it prudently managed its power costs, including off-system sales (in particular, of
Hydro-Quebec power) and nuclear decommissioning costs? Market prices for oil and gas are at their lowest levels in recent
years, and further declines are predicted; what savings should those changes produce for ratepayers?

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      2 Although the Board acknowledged that collateral estoppel applies, it cited an unpublished decision of this Court, In re Tariff Filing of Franklin Elec. Light Co., No. 88-182 (Vt. March 21,1989), for the proposition that "the Vermont Supreme Court has ruled that utility proceedings can - and sometimes must - allow reconsideration of issues considered by the Board in prior cases." The decision in Franklin Elec. Light Co. reads in its entirety: "The Board's findings do not support its order denying the Company's request for a one percent penalty on overdue electric bills." It was an unpublished decision, issued after a brief argument before five Justices, pursuant to the summary procedures used for a short time before the Court adopted V.R.A.P. 33.1 allowing such cases to be heard by three justices. Even if the decision directly addressed the point raised by the Board, which it does not, it is of limited precedential value.

In February 1994, CVPS filed a request to increase rates, which was consolidated with the investigation case. In early May 1994, the Board sent the parties a memorandum listing the issues upon which the parties were to offer evidence at the formal proceeding, including: "Was the decision to accelerate the 'lock-in' date of the Hydro-Quebec/VJO contract appropriate?" Later in the month, the Board sent a second memorandum indicating that the primary intent of the Board's questions was to evaluate CVPS's management of resources during 1989-1994, including HQ entitlements, and not to focus on the prudence of resource acquisitions prior to 1989.

      CVPS submitted detailed prefiled testimony explaining why CVPS believed its actions leading to and including the early lock-in were prudent. The Department also submitted prefiled testimony on these issues. The main expert testimony came from Dr. Richard Rosen of Tellus Institute in Massachusetts. Dr. Rosen stated that the only significant resource acquisition that required a prudence review for the five-year period in issue was the HQ contract. To determine the prudency of the lock-in decision, he looked at the four-to-six-month period before that decision was made. He found that no coherent economic analysis of the overall benefit of the contract was done in that period even though it was clear that projections showed the benefits, if any, were declining from month to month. He concluded that he could not determine "that the Company was prudent in locking into the HQ contract in August, 1991" because of inadequate documentation of the company's decision making. He concluded, however, that the company was "irresponsible" in not documenting its decision making and that because the risk of a bad economic decision was great, and growing in the summer of 1991, "the Company has substantial responsibility for the outcome of the economic risks it took in August, 1991 by locking into the HQ contract."

      Dr. Rosen also testified that CVPS's "power supply portfolio will be excessively costly to its ratepayers over the next 20 years, or so," and the "excess costs derive in large part from the HQ contract." On the usefulness of the HQ power at the contract price, he concluded that the excess cost of the power, above the price of alternative power available, was not "useful" as that term is used in traditional utility regulation. He concluded that the excess costs of CVPS's power supply, totaling $79 million dollars over the life of the contract, should be shared fifty percent each between the ratepayers and the shareholders of CVPS because this split reflects "a reasonable balancing of the risks and responsibilities that the Company management and various agencies representing the public took in approving the HQ contract and other problematic elements of the Company's current supply portfolio."

      In rebuttal testimony, CVPS strongly challenged Dr. Rosen's theory - on when a generating asset, including a purchased power contract, was economically useful - as a radical departure from traditional rate-making theory that would impose an inappropriate and asymmetric burden on CVPS and its shareholders. The Department submitted Dr. Rosen's surrebuttal testimony, supporting his original conclusion and arguing that his approach to economic usefulness of power sources was consistent with traditional utility regulation theory.

      The Board then held twenty days of hearings during July, August and September of 1994. Following the hearings, both parties submitted briefs addressing at length the prudence of the HQ contract and the early lock-in, as well as the usefulness of the HQ power at the contract price, and the consequences of holding it not useful.

      On October 31, 1994, the Board issued its decision, including findings and conclusions on the HQ contract in general, the usefulness of the power provided by it at the contract price and the early lock-in decision. Concerning the lock-in, the Board made extensive findings on the period before the lock-in decision, including (1) the relationship of that decision to HQ's agreement to buy back some of the power; (2) the changing demand and supply situation, which was making the contract less beneficial as time passed; and (3) CVPS's analyses, or lack of analyses, on the benefits of the contract. The Board noted that in February 1991, CVPS had estimated that its share of the HQ contract had a net present value of $65 million. In April, the estimate of the benefit had ranged from $45 million to $16.2 million, and in July, the estimate had been about $16 million. In addition, the early year losses - due to above-market costs during the first years of the contract - continued further into the future. Based on its findings, the Board, in essence, adopted Dr. Rosen's opinion on prudency. Thus, the Board determined that CVPS had "failed to adequately document its assessments of the risks associated with the declining economics of its entitlements" and concluded:

In the absence of any detailed economic analysis of and consideration of the alternatives to the HQ Contract during the six-month period prior to the lock in (August 28, 1991), the prudence of the Company's decision to lock in cannot be established . However, the failure to perform the requisite analysis during this period was imprudent.

(Emphasis added.) In its discussion, the Board found a number of management "errors," including: (1) the "decision to prematurely lock in the HQ contract before considering all possible alternative strategies for managing the Contract and potential return sales;" (2) the "failure to have developed an assessment of the appropriate level of return sales prior to beginning serious negotiations with Hydro-Quebec;" (3) the failure to negotiate a return sale for a period in excess of five years; and (4) a pattern of providing misleading information to the public and the Board. The Board noted that it took CVPS's failure to produce documentation of any coherent analyses done in the period immediately before the lock-in decision as "evidence that the required analyses were simply not undertaken or were purposely not documented."

      The Board, however, rejected Dr. Rosen's proposed analysis of the usefulness of the power costs and his proposed remedy of sharing the excess costs between the ratepayers and the shareholders of CVPS. It reasoned:

In essence, the Department's "economic used and useful (or excess capacity) test" is a market-based approach and operates, in part, on the logic that ratepayers should not have to pay more for electricity than it would - at one specific point in time - cost to purchase on the open market. That idea has an obvious appeal, particularly in situations where embedded monopoly costs exceed market costs. However, for the reasons which follow, we conclude that under current conditions Dr. Rosen's proposed adjustment is flawed and must, therefore, be rejected.
. . . .
      Dr. Rosen's proposal differs from our traditional method in a very critical way. He states that his test can be applied at any time during the life of a prudently-acquired asset to determine its used-and-usefulness; the effect would be that costs incurred at a time when the resource was deemed economically used and useful would remain at risk for a potential future disallowance. This test could also be applied to a resource portfolio as a whole, which in fact is what Dr. Rosen did in this case. It is this aspect of the proposal - the life-cycle analysis of an existing resource, which includes past and projected costs - that the Company argues constitutes retroactive ratemaking. In this way, contends the Company, it is arbitrary and capricious.
      The Company's arguments have merit. As structured, Dr. Rosen's test would penalize investors for prudent investments that are, or had been, reasonably expected to yield net present value benefits over their lifetime, that are not excessive in scope, and that are still in service, but whose costs may exceed market prices at a particular moment in time. In this way . . ., Dr. Rosen's ratemaking approach may discourage utilities from making least-cost investments that fail a short-term market cost-effectiveness test.
      When a utility petitions the Board to recognize an asset in rates, we may conduct an investigation into the prudence and used-and-usefulness of that asset. If an explicit review is conducted, those asset costs that are found to be prudently incurred and economically justified at the time the asset is put into service are allowed into rates. Only one-half of the costs associated with the non-used-and-useful portions of the asset, if any, are put into rates.
      After such a review, if an asset is "explicitly approved for placement in rate base" and its costs are deemed used and useful, it would be inappropriate to subject their continued recovery over many years to a year-by-year market test.
      Dr. Rosen's proposal also raises another concern; it would impose additional risks upon shareholders without offering commensurate returns for them. His approach provides that ratepayers will pay the lower of either embedded (historic) cost or market cost for a resource. If market cost is lower than embedded cost, shareholders will recover only one-half of the difference. In contrast, however, if market cost exceeds embedded, shareholders will recover only the full embedded costs: the difference between market costs and embedded costs flows to the ratepayers in the form of below-market electricity rates.
      In competitive markets, a company will not be able to recover costs that exceed the market costs of its products. Investors bear the risk that their investments will be uneconomic, in full or in part.
However, that risk is symmetrical, which is to say that investors also reap additional benefits if they are able to produce their product at a cost well below its market price. Dr. Rosen's portfolio adjustment proposal does not offer CVPS's investors that opportunity and, therefore, must be rejected.
      We note, however, that our ruling in the present matter should not be construed as a finding that a market-value test is fundamentally acceptable. . . . As utility markets become more open and competitive, it may become increasingly possible and, in many cases, desirable to employ market-based tests to govern the utility's total return.

Based on this rationale, the Board rejected imposing any cost disallowance. Rather, it imposed a 75-basis-point reduction in return on equity as the penalty for CVPS's "mismanagement of power supply options" and "failed efforts to acquire all cost-effective energy efficiency resources." Neither party appealed the Board's decision.

A. Prudence

      To determine whether the 1994 rate case has any preclusive effect, we examine the prudency issues separately from the used-and-useful issue and apply the five elements of collateral estoppel to each issue, beginning with those related to prudency. First, it is undisputed that the first element is met because CVPS is asserting collateral estoppel against a party - that is, the Department - who was a party in the prior action.3 The Department has not argued otherwise.

The second element requires that the same issue was raised in the earlier proceeding. This element is complicated because, here, the Department claims, through its expert witness, that CVPS acted imprudently in eleven different ways. The witness stated in prefiled testimony that some of the allegedly imprudent actions occurred during the period from 1986 to 1990, while CVPS was negotiating the contract, on its own behalf and then for the Vermont Joint Owners, and then seeking approval for the contract from the Board. It is clear that none of these imprudency theories were solicited by the Board in 1994, and none were presented by the Department. Thus, CVPS has not established this element for these theories.4

      The remainder of the imprudency theories advanced by the Department involve the period in 1991 leading up to the decision to lock in the contract, and the lock-in decision itself. The Board addressed this period in the 1994 rate case. Nevertheless, the Board concluded that the prudency issues raised by the Department in this case are different from those presented in the 1994 case because, in the 1994 case: (1) "the Department ultimately decided not to litigate the issue of whether the Company's entry into and management of the Contract (including its decision to lock in the Contract) were prudent;" and (2) instead, the Department presented the issue of whether CVPS mismanaged its entire power supply portfolio. We conclude that the Board's first distinction is inaccurate, and the second, although more accurate, is irrelevant.

      First, we note that, in the 1994 case, the Board ordered the parties to specifically address whether the lock-in decision was prudent. Thus, the parties were not at liberty to "ultimately decide not to litigate the issue," as the Board states in its 1998 decision. CVPS had the burden of proof in establishing that the lock-in decision was prudent. See In re Green Mountain Power Corp., 147 Vt. 509, 519, 519 A.2d 595, 601 (1986) (utility has burden of showing prudence of its

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      3 Our conclusion on this element is no different if we say that the Board is the party which is estopped. In determining the issues, and addressing the issues it finds in the evidence, the Board functions as a party.

      4 Of course, other proceedings might have preclusive effect as to these theories. In fact, CVPS argued that the Section 248 certificate-of-public-good proceeding in which the Board had to approve the contract, as affirmed by this Court in HQ I, had preclusive effect as to theories involving prudency in negotiating and presenting the contract to the Board. The Board rejected that argument, and CVPS has not appealed that decision.

decisions).5 It vigorously and thoroughly addressed the issue raised by the Board. Insofar as the evidence submitted to the Board was insufficient to establish the prudence of the lock-in, the conclusion that must be drawn is that the decision to lock in was imprudent. See Coalition of Cities for Affordable Utility Rates v. Public Utility Comm'n, 798 S.W.2d 560, 563-64 (Tex. 1990) (utility has burden of proving prudence of expenditure and is not entitled to second trial to present more evidence where it fails to meet burden).

      The Board states, however, that "the Department elected not to present testimony either challenging the prudence of the Company's decision to lock in the Contract or supporting that decision." (Emphasis added). The record shows otherwise. As set out above, the Department presented the testimony of Dr. Rosen who stated that he could not conclude that the lock-in decision was prudent, and that CVPS was imprudent in not documenting its decision-making process in the summer of 1991. Dr. Rosen's testimony supported a conclusion that CVPS was imprudent, and the Department argued for this conclusion.

      When we compare the testimony that the Department is prepared to offer in this case with the testimony it presented in 1994, we see that it intends to present a more thorough, aggressive and detailed case than it did in1994. Indeed, there is an indication that, in the 1994 case, the Board was frustrated with the quality of the Department's presentation,6 and the Board did not accept the main part of Dr. Rosen's testimony dealing with the usefulness of the HQ power at the contract price. In applying issue preclusion, however, the question is whether an issue was

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      Because In re Green Mtn. Power Corp., No. 98-296 was consolidated with this case for argument, we know that the Board could not conclude in that proceeding that Green Mountain Power was imprudent in negotiating the HQ contract and seeking its approval. That conclusion may have preclusive effect against the Department, which apparently used the same arguments and evidence on prudency in that proceeding.

      5 In its 1998 decision, the Board noted that it relies upon a rebuttable presumption that expenditures claimed to support the rates are reasonable and prudent unless a particular expense item is actually litigated. In this case, we believe that the prudency of the lock-in was actually litigated so that the presumption does not control.

      6 The Board noted that the rate case "has been the most lengthy and contentious electric case in Vermont since the nuclear-era cases of the 1980's," but added that "[u]nfortunately, the advocacy has at times seemed to focus inordinate attention on relatively minor aspects of the costs of service, thus diverting attention from far more important elements of CVPS's costs."

litigated in the past, not whether it was litigated well. The record shows that the issue of the prudency of CVPS's action in evaluating its options in 1991 and locking into the HQ contract was litigated in 1994.

      The Board also concluded that the issue presented in 1994 was different because the Department contested the prudency of the management of all of CVPS's power resources. Thus, the Department argues here that the Board did not decide that CVPS's actions leading to its decision to lock into the HQ contract were imprudent, but rather decided that CVPS had a pattern of mismanaging its overall power supply portfolio. We agree that the Department submitted evidence on CVPS's overall management of its power supply portfolio, and the Board made general conclusions concerning that management. The Board made clear, however, that the most significant CVPS action, and the one with the greatest impact on rates, was its decision to lock in the HQ contract early. Thus, the Board directed the parties to submit specific evidence on the prudency of that action, and the parties did so.7 The Department's responsive testimony was that of Dr. Rosen, and he stated "I will only address the [Board's] questions with reference to the Company's decision to acquire the Hydro-Quebec contract, since that is the only major resource to be initially acquired since 1989."

      If CVPS were arguing that the 1994 decision was preclusive with respect to a power source other than HQ, we would understand the Department's argument. In 1994, however, the Board was focused primarily on the HQ power, and Dr. Rosen's testimony on prudence addressed only the HQ lock-in decision. Under these circumstances, the presence of other resource management issues is largely irrelevant to whether CVPS has established the second element of collateral estoppel. We hold that it has established this element as to the prudency of actions it took leading up to the decision to lock into the contract, and the prudency of its lock-in decision.

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      7 In its 1998 decision, the Board found that the Department presented testimony "in the context of an investigation into the Company's resource portfolio management practices, not specifically the prudence of the contract itself" and went on to say that the "distinction is more than semantic" because a finding that the lock-in "was imprudent would have affected CVPS's ability to recover costs associated with the Contract for its remaining life." We find the Board's current characterization of what was in issue in 1994 to be inconsistent with its definition of the issues at that time. The Board sought to litigate the prudency of the lock-in in 1994 and directed the parties to submit evidence to do so.

      The third element requires that the issue actually litigated was resolved by a final judgment on the merits. Much of our discussion above applies to this element. The conclusion reached by the Board - that the prudence of CVPS's decision to lock into the HQ contract cannot be established due to the absence of any detailed economic analysis of the alternatives to the contract during the six-month period prior to the lock-in - is the same conclusion that the Department urged the Board to reach based on the testimony of Dr. Rosen. In fact, the Board went further and concluded that CVPS's actions leading to and including the early lock-in decision were integral parts of the pattern of mismanagement by CVPS. Thus, it found that the evidence demonstrated CVPS's "significant failures and errors of judgment" in power-cost management decisions between April and October 1991, including, first and foremost "[t]he decision to prematurely lock in the HQ Contract before considering all possible alternative strategies for managing the Contract and potential return sales."

      The historical facts concerning the early lock-in decision, the lack of analysis and documentation in the months preceding the August 1991 lock-in decision, and the prudence of CVPS's actions and decisions in this regard were litigated and resolved by the Board in the 1994 rate case.

      The Board's decision in the 1994 rate case became a final judgment on the merits when neither party appealed it to this Court. Nevertheless, relying on Zingher v. Department of Aging and Disabilities, 163 Vt. 566, 664 A.2d 256 (1995), the Department argues that the Board's decision was not final on these issues because the Board reserved the right to reconsider the issues in future proceedings. In Zingher, we held that an administrative decision was not final, and therefore did not have preclusive effect, because the plain language of the order left open the possibility of later review. See id. at 571, 664 A.2d at 258 (petitioner's request should be denied at the present time because petitioner has yet to show that services are necessary to his obtaining employment). Here, we need not decide whether the Board has the authority to reserve the right to retry an issue where there has been a failure of evidence because there is no such reservation in the Board's decision in the 1994 rate case. Cf. Coalition of Cities, 798 S.W.2d at 564 (concluding that public utility commission does not have authority to reserve right to rehear prudence issue in subsequent proceeding where utility failed to present sufficient evidence to prove prudence). Contrary to the Department's contention, statements by the Board in decisions issued prior to the 1994 rate case indicating that the prudence of the HQ lock-in would be decided in a future rate case do not support the contention that the 1994 rate case did not decide that issue.

      Related to the third element of a final judgment on the merits is the requirement that the issues be necessary to the previous decision. Our review of the record in the 1994 rate case indicates that resolution of the HQ prudence issues was necessary to the Board's decision in determining the appropriate penalty to impose against CVPS for excessive power costs. Despite the Department's request for a disallowance of HQ power costs, and the Board's determination that CVPS was imprudent in failing to do adequate analysis before locking into the contract, the Board rejected any disallowance of costs, imposing instead a 75-basis-point reduction in return on equity. Based on the detailed decision of the Board, we have no doubt that it considered carefully the events during the six months prior to the lock-in and the lock-in decision in determining the appropriate penalty.

      The fourth and fifth elements of collateral estoppel - whether there was a full and fair opportunity to litigate the prudence issues in the 1994 rate case, and whether it is fair to apply preclusion here - are generally considered together. Among the factors to consider are the choice of forum, the incentive to litigate, the foreseeability of future litigation, the legal standards and burdens in each action, the procedural opportunities of each forum, and the possibility of inconsistent determinations. See Trepanier v. Getting Organized, Inc., 155 Vt. 259, 265, 583 A.2d 583, 587 (1990). The party opposing application of collateral estoppel has the burden of showing that circumstances make it appropriate for an issue to be relitigated. See id . at 265-66, 583 A.2d at 587-88. We conclude that there was a full and fair opportunity to litigate the prudence issues related to the lock-in in the 1994 rate case. Both the prior and instant actions were brought by CVPS in the same forum to increase its rates; thus, the standards, burdens and procedures, as well as the incentive to litigate were all the same. The Department has not shown that it was deprived of an adequate day in court. Accordingly, it is fair to apply preclusion here to prevent repetitious litigation of the same issues. See id. at 266, 583 A.2d at 588 (critical inquiry is whether party to be bound had full and fair opportunity to contest issue resolved in earlier action so that it is fair to refuse relitigation of same issue); see also Berlin Convalescent Ctr., 159 Vt. at 60, 615 A.2d at 145-46 (we balance desire not to deprive litigant of adequate day in court against desire to prevent repetitious litigation).

      The Department argues that it is not fair to apply collateral estoppel here for several reasons, but notably does not assert that it was denied a full and fair opportunity to litigate the prudence issues in the previous rate case. Instead, the Department contends that the application of collateral estoppel: (1) will turn each rate case into an expensive, unworkable litigated proceeding because it will prevent later litigation of any issue that could have been litigated; (2) will significantly undermine the Board's authority to protect the public and ensure that ratepayers bear only just and reasonable costs; and (3) will result in ratepayers bearing all the substantial above-market costs associated with the HQ contract. Consequently, the Department contends that the interests in finality underlying the doctrine of collateral estoppel are outweighed by the public policy concerns involved in regulating a monopoly and the serious harm to the public that will result by applying it here.

      We briefly outline our disagreement with the Department's arguments. First, we are dealing here only with issue preclusion. Thus, the Department's concern that preclusive effect may flow from everything that could have been litigated in 1994 is misguided. Second, our earlier decisions to apply issue preclusion in rate cases mean that we have concluded that expensive and time-consuming relitigation of contested issues is in the interest of neither the public nor the utilities. "The same finality that benefits the utility investors can serve the interests of consumers who know that if a utility is once denied relief because of its failure to prove its case, it may not return repeatedly on the facts until the [Board] yields." Coalition of Cities, 798 S.W.2d at 565. Moreover, finality of decisions also conserves the resources of the administrative tribunal.

      Finally, we recognize that the financial impact on ratepayers of the cost of the HQ contract is much greater in 1998 than in 1994 because CVPS is obligated to buy a greater quantity of power in later years under the contract. Nevertheless, the Department was fully aware in 1994 of the purchase terms of the contract and their likely impact on future rates. Indeed, the life-cycle analysis the Department presented in 1994 demonstrated that impact dramatically. Moreover, the Board's 1994 order offers at least some protections for ratepayers, as explained infra. We cannot conclude that it is unfair to apply collateral estoppel on the prudency of CVPS's decision to lock into the HQ contract. Consequently, we agree with CVPS that collateral estoppel applies to the Board's 1994 decision on the prudency of the lock-in decision.

      On the other hand, we disagree with CVPS's position that the Board is also collaterally estopped by the 1994 decision from declaring any further consequences to CVPS. As the Department emphasizes, the Board found CVPS's actions imprudent, not prudent. Some of the confusion on this point results from the Board's decision to label its 75-basis-point reduction of CVPS's rate of return as a penalty, which CVPS argues in turn must be a one-time reduction. We emphasized in the very recent case of In re Citizens Utility Co. "that the purpose of a rate-of-return reduction is not to penalize a company for specific acts of misconduct but rather to set reasonable rates in cases where the consumers are not being adequately served 'due to inefficiency or improvidence or other like reasons.'" No. 97-436, slip op. at 10 (Vt. Dec. 15, 2000) (quoting In re New England Tel. & Tel. Co., 115 Vt. 494, 513, 66 A.2d 135, 147 (1949)). Consistent with that purpose, the Board in the 1994 rate case imposed the reduction in rate of return to "remain in place until the Company demonstrates, through tangible results, that it has eliminated the excessive power costs imposed on customers by ineffective and improvident management decisions, or that it is on a reasonable and equitable path towards doing so." Irrespective of the Board's label, the rate-of-return reduction - based in part on the imprudence it found - may remain in force as long as CVPS's service is being impaired as a result of the high price of its power. In sum, although the Department cannot relitigate the question of CVPS's prudency in making the lock-in decision, the Board may continue the reduction to CVPS's rate of return based on the imprudency it has already found and the failure of CVPS to eliminate the effect of that imprudency on its rates.

      The Board specifically addressed this point in its 1998 decision. It held that, even if it is required to give preclusive effect to the 1994 decision, it can continue the reduction to CVPS's rate of return. In fact, the Board concluded that it can increase the reduction in future cases:

If the Company fails to correct these problems [of excessive costs], the Board plainly retains jurisdiction to impose a different remedy to ensure that ratepayers do not bear the financial burden alone. The remedies imposed in [the 1994 rate case] may be adjusted over time, as costs and conditions change, as a matter of fairness to both the utility and its ratepayers.
. . . .
[T]he appropriate remedy in the earlier docket may no longer be reasonable in light of the new facts and changed Contract power costs. It is difficult to understand how increased power costs could be used by the Company to justify its request for a rate increase, but could not be used by the Department as a basis for requesting a modification in the remedies that partially protect the ratepayers from excessive power costs. The Company obviously believes that the Board retains jurisdiction to raise rates in response to the changing Contract costs. Collateral estoppel is not a bar to consideration of a different remedy based upon higher power costs included in this rate case.

Although CVPS attacks this holding in general terms, we believe it is premature to determine whether collateral estoppel precludes the Board from adopting a modified or increased rate-of-return reduction in this case for the imprudency it found in 1994. At this point, we can only speculate on what basis the Board may act, and the nature and extent of the reduction it might adopt. Thus, we leave this issue, if it becomes real, to review of the final judgment of the Board should such review be sought .

B. Use and Usefulness

      We now consider whether the Board is precluded by collateral estoppel from reducing the amount of HQ power costs that CVPS can recover in its rates if the Board concludes that the high price of that power makes it non-useful in part. Generally, the arguments of the parties and our reasoning on this issue follow our analysis of issue preclusion on the prudency of the lock-in decision, although the nature of the issue may require a different result. On the first element, again, estoppel is asserted against the Department, which was a party in the prior action.

      We have set out above the Board's conclusion in the 1994 rate case. According to the prefiled testimony of its expert witness on the economics of the contract, the position of the Department in this case is: (1) the HQ power purchased by CVPS is used, "but not economically useful," because it will cost $126 million dollars more than market value of the power over the term of the contract; (2) the Board's policy, as expressed in a number of decisions, "is to share uneconomic costs between ratepayers and stockholders;" (3) that policy is "fair and efficient;" and (4) the appropriate remedy is to share excess costs between ratepayers and shareholders. The witness distinguished his testimony from that of Dr. Rosen because Rosen's testimony "differed from the Board's traditional method for addressing resources that are not used and useful;" applied the "used and useful test . . . at any time during the life of a prudently-acquired asset;" and applied the test to CVPS's "resource portfolio as a whole," not just the HQ power. In its 1998 order on preclusion, the Board accepted these differences. It found that the Department presented a novel theory in 1994, that the theory covered all of CVPS's resources and not just the HQ power, and that the theory allowed exclusion of costs if at any point in time the "life-cycle cost" of the power exceeded market value.

      On the second element of collateral estoppel, identity of issues, we find no real differences between the issue litigated in 1994 and that presented in this case. In 1994, Dr. Rosen characterized his position as fully consistent with traditional ratemaking theory, although he cited out-of-state, rather than Vermont, cases in support of his theory. Thus, we do not find the

Department's current theory that the above-market costs of HQ power are non-useful any more or less novel than Dr. Rosen's position in 1994.8 In any event, we find the point to be insignificant. We are dealing here with labels rather than substance. The Department cannot escape the application of collateral estoppel by labeling the same argument as novel in one case and traditional in another. The question for us is whether the arguments were the same.

      We believe that the Department's position in 1994 was essentially the same as its position today. Putting aside for the moment what power sources are covered by the position, the only difference suggested is that Dr. Rosen testified that the Board could compare the total cost of a power resource to market costs at any point in time, and the current witness argues that the Board should make such a comparison "only at key times in the life of a resource." We have looked carefully at the testimony of Dr. Rosen, as well as that of the Department's current witness, and cannot conclude that the timing of comparison is a significant difference.

      In 1994, Dr. Rosen gave testimony in response to the Board's questions, and the timing of the comparison of costs to determine whether power resources were useful did not come up in his initial testimony. CVPS witnesses attacked the testimony arguing, among other things, that predictions of future cost comparisons would vary depending upon when the predictions were made. Dr. Rosen answered that the CVPS witnesses raised a legitimate concern; specifically, he suggested that "the degree to which each supply resource is useful could be reviewed in general ratecases when warranted." Although the Board described Dr. Rosen as proposing that the comparison be done at any time, the question of timing played no part in the Board's decision as set forth above.

________________________

      8 Again we disagree with the Board's characterization of the 1994 issues and the Board's actions in its 1998 preclusion decision. In the 1998 decision, the Board stated that the Department did not litigate in 1994 whether the HQ power was used and useful as "that ratemaking principle had been consistently applied by the Board over a prolonged period," but instead litigated a "new 'economic used-and-useful' test and urged that the Board modify its traditional method of evaluating used-and-usefulness." As we state in the text, we do not believe that this is a fair characterization of what occurred in 1994. Moreover, we have difficulty accepting that the Board would have rejected the Department's position because it was labeled "new" when it would have accepted the exact same theory if it had been labeled "traditional."

      We do not view the current Department witness as proposing anything significantly different from Dr. Rosen. His testimony argues that the comparison should be made at "key times" and states that this is a key time because CVPS is requesting that "new costs be put into rates." Of course, the request that the costs be put into rates has generated a rate case, exactly when Dr. Rosen recommended that the comparison be made. To the extent there is a difference between the Department's position now and that in 1994, it is inconsequential.

      Finally, as with the prudency issue, the Department argues that collateral estoppel cannot apply because the 1994 rate case dealt with all of CVPS's power resources, and this case deals only with HQ power. In 1994, Dr. Rosen did propose that the cost of all of CVPS's power sources be compared with predicted market costs for the same power, and that any predicted excess costs be split between the ratepayers and CVPS stockholders. Nonetheless, he itemized the excess costs by source so that the Board had a specific excess cost prediction for HQ power. As expected, HQ costs constituted a large percentage of the predicted excess costs.

      Again, the Department's argument would be more understandable if it were claiming that the resolution of this case had a preclusive effect on litigation in the broader inquiry in the 1994 rate case. We fail to see how the Department can avoid collateral estoppel from the 1994 case by claiming that it litigated more issues in that case than it is seeking to litigate here. The whole point of collateral estoppel is that preclusive effect is determined on an issue by issue basis. The exact issue that the Department seeks to litigate here was litigated in 1994, albeit with others.

      We also conclude that the third element of collateral estoppel - that the issue was actually litigated and resolved in a final judgment - is met with respect to the usefulness of the HQ power. As we set out above, supra, at 8-9, in 1994, the Board clearly rejected the Department's argument that the excess cost of the HQ power purchased by CVPS made it non-useful, so CVPS was not entitled to recover all its costs in rates. That determination was necessary to its decision to allow the full cost of the HQ power to be reflected in rates.

      The Department argues that the Board did not render a final judgment on the issue because it stated that it may employ a market-based approach in future cases. Thus, the Department argues, it is entitled to try to persuade the Board to employ the market-based approach in this case.

      In 1994, the Board rejected the proposition that it could revisit the issue - whether power costs were useful during the life of a purchase-power contract - once it had found that, at the time the contract was entered into, it had been prudent to enter into the contract and the power would be economically useful over its life. We agree that it left open the possibility that it might use a market-value approach in the future, and deny recovery of costs that exceed market value, but under very limited circumstances. It stated: "As utility markets become more open and competitive, it may become increasingly possible and, in many cases, desirable to employ market-based tests to govern the utility's total return. "

      There is no suggestion in the prefiled testimony, or the Department's brief, that utility markets have become more open and competitive since 1994. Thus, while the Department seeks to rely on the Board's openness to a policy shift, it makes no claim that the changed conditions that would underlie that shift are present. Indeed, we take judicial notice that, since 1994, various proposals have been made in the Legislature and to the Board to open electricity markets to retail competition, but none have been adopted. As far as we can determine, Vermont has essentially the same electric regulatory system as it had in 1994 and that system is based on regulation of electric service monopolies, not competition. Thus, we reject the Department's contention that the judgment of the Board was not final with respect to the usefulness of the HQ power at its above-market cost.

      For the reasons discussed above concerning prudence, we reject the Department's argument that the fourth and fifth elements of collateral estoppel are not met with respect to the usefulness of the HQ power. Although we do not accept the Department's arguments, there is a related reason to question the application of collateral estoppel to the issue of the usefulness of HQ power. The prudency question is one of historical fact. The usefulness issue is a question of law, or at least of utility regulation policy. Courts have often treated issues of law and fact differently for purposes of collateral estoppel. The Restatement of Judgments (Second) recognizes that collateral estoppel generally applies to issues of law, Restatement of Judgments (Second) Section 27 (1982), but provides exceptions to the general rule when:

(2) The issue is one of law and (a) the two actions involve claims that are substantially unrelated, or (b) a new determination is warranted in order to take account of an intervening change in the applicable legal context or otherwise to avoid inequitable administration of the laws[.]

Id. Section 28(2). In this case, the first part of the exception is inapplicable; this case and the 1994 rate case are related. The second prong of the exception is, however, arguably applicable. See Keystone Water Co. v. Pennsylvania Pub. Util. Comm'n, 474 A.2d 368, 372 (Pa. Commw. Ct. 1984) (collateral estoppel does not apply in rate case with respect to an issue on which the law was changed by a decision of the Pennsylvania Supreme Court). Indeed, it may have more force in administrative agency proceedings because "[a]gencies need more freedom to change policies and meet new law enforcement exigencies." 1 C. Koch, Administrative Law and Practice Section 6.63, at 512 (1985); see also Restatement of Judgments (Second) Section 83 cmt. h (the exception for relitigation of issues of law "has perhaps its most salient application in situations where issue preclusion is invoked against the government in adjudications before an administrative agency").

      We cannot fully determine the application of the second prong on the current record. We know that on February 27, 1998, the Board issued an order in the Green Mountain Power Corporation (GMP) rate case, which was joined with this case on appeal because of an overlap in the issues, but that case has now been settled. See In re Green Mountain Power Corp., No. 5983 (Vt. Pub. Serv. Bd. Feb. 27, 1998). That decision found the HQ power supplied under the VJO contract to GMP was non-useful because of its excessive cost over its life in relation to other available sources. In reaching that decision, the Board attempted to distinguish its decision in the 1994 CVPS rate case, on the same grounds that we have found unpersuasive in this decision. Thus, we must view the 1998 GMP order as a decision to fundamentally change regulatory policy from that announced in 1994.

      The Board's preclusion decision in this case was announced one month after the GMP decision was issued. Apparently, because the Board characterized its GMP and CVPS decisions as consistent, the Department has never raised the GMP decision as relevant to the issue preclusion determination before us. In fact, the Board itself never mentioned the GMP decision as relevant to its preclusion decision. Thus, we have no analysis, either from the Board or from the Department, on why it would be fair or unfair to apply the same policy on the usefulness of excessively-costly purchased power to both of Vermont's largest utilities, GMP and CVPS. The matter is further complicated by the fact that the GMP rate case has now been settled on terms more favorable to GMP than the February 1998 decision reflects.

      We believe that the only prudent action for us to take is to remand this interlocutory appeal back to the Board to evaluate the application of collateral estoppel to the issue of the usefulness of the HQ power under Section 27(b)(2) of the Restatement of Judgments (Second) in light of the new events. Either party may, of course, challenge the Board's evaluation of this question by review of the final rate determination in this Court.

III. Res Judicata

      Having determined that collateral estoppel, or issue preclusion, prevents relitigation of at least some of the issues the Department seeks to raise in this proceeding, we now consider whether res judicata, or claim preclusion, also applies as argued by CVPS. As we set out in the beginning of this opinion, claim preclusion is broader than issue preclusion because it applies not only to issues that were litigated in the prior proceeding, but also to issues that should have been litigated. See Lamb, 165 Vt. at 380, 683 A.2d at 734. It requires, however, that the parties, subject matter and causes of action in the two proceedings be identical or substantially identical. See Berlin Convalescent Ctr., 159 Vt. at 56, 615 A.2d at 143. If it applies, the significance of claim preclusion to this case is that it would preclude relitigation of any claim that should have been litigated in the 1994 rate cases. Thus, CVPS argues that it would preclude litigation of any claim that CVPS was imprudent in negotiating or entering into the HQ contract because those claims should have been raised in the 1994 rate case.

      We have not decided whether claim preclusion is applicable in rate cases. In general, the doctrine applies to administrative decisions if the administrative agency acts in a judicial capacity, and the proceeding resulting in the decision included the essential elements of adjudication. See Delozier v. State, 160 Vt. 426, 429, 631 A.2d 228, 230 (1993). "These elements include adequate notice to interested parties, the right of parties to present evidence and legal argument, final judgment, and procedural elements necessary to afford fair determination of the matter in light of the magnitude and complexity of the matter." Id. It cannot be disputed that proceedings before the Board contain each of the essential elements of adjudication.

      The Department argues, however, that claim preclusion is not applicable in rate cases because these proceedings are legislative, rather than judicial, in nature. The determination of a just and reasonable rate of return has long been recognized as a policy decision involving numerous policy considerations. See Allied Chemical v. Niagara Mohawk Power Corp., 528 N.E.2d 153, 156 (N.Y. 1988). Therefore, courts, including this Court, have generally concluded that ratemaking is legislative rather than quasi-judicial in character. See Ratepayers Coalition of Rochester v. Rochester Elec. Light and Power Co., 153 Vt. 327, 332, 571 A.2d 606, 609 (1989). "Because a ratemaking agency must be free to reassess the reasonableness of rates, it would be illogical, and inconsistent with the agency's function, to give preclusive effect to a prior ratemaking determination, and courts have refused to do so." Allied Chemical, 528 N.E.2d at 156 (emphasis added); see also Energy Gulf States, Inc. v. Louisiana Pub. Serv. Comm'n, 730 So.2d 890, 925 (La. 1999) (rate orders not generally given res judicata effect). Although some courts have held that res judicata applies to rate cases, a close examination of the cases shows that the courts were applying issue preclusion and not claim preclusion. See, e.g., Allied Chemical, 528 N.E.2d at 156-57; Coalition of Cities, 798 S.W.2d at 565; Philadelphia Elec. Co. v. Pennsylvania Pub. Util. Comm'n, 433 A.2d 620, 625-26 (Pa. Commw. 1981). We have found no case in which res judicata - claim preclusion - is applied in a rate proceeding to preclude litigation of claims, or issues, that were not previously litigated and decided.

      The Board analyzed the application of claim preclusion only briefly because it accepted the Department's argument that rate-making is legislative, and therefore, the doctrine of claim preclusion does not apply. Nonetheless, its analysis of collateral estoppel suggests practical reasons why it would be inappropriate to apply claim preclusion to a rate-case determination.

A regulated utility's rates contain thousands of cost items. It would be an overly burdensome task for litigants and the Board to be required to make an affirmative determination about every possible relevant variable which might have an impact upon the cost of service, particularly within the seven months prescribed by 30 V.S.A. s 227(a). Therefore, to reasonably manage the ratemaking process, we rely upon the use of evidentiary presumptions to facilitate reaching a conclusion about the overall justness and reasonableness of rates without requiring an exhaustive review of hundreds or thousands of detailed cost of service items in every rate case; according to Board practice, in each rate case, a utility's filing receives the benefit of a rebuttable presumption that "expenditures claimed to support the rates were reasonable and prudent." Rate proceedings then focus on those aspects of a filing that parties choose to examine and present to the Board. Unless a party brings forth evidence challenging the reasonableness of a particular cost item, these working presumptions operate to allow the inclusion of those costs in rates, without requiring the Board to resolve the issue through an affirmative judgment on the merits.

If we apply claim preclusion to rate cases and broadly define claims that should have been litigated during a rate case, we agree with the Board that rate cases will become far more complicated as parties seek to ensure that issues are actually litigated, and not subject to claim preclusion by default.

      Although the precedents and the practical considerations suggest that we should not apply claim preclusion to rate-case determinations, we need not go that far at this time. In this case, CVPS is seeking to have a decision that set the rates for an earlier period preclude claims involved in this case that will set rates for a later period. Under our statutory scheme, the Board is authorized to investigate and change existing rates, and the utilities are authorized to seek rate changes. See 30 V.S.A. Section 218(a) (board may change unreasonable or unjust rate); 30 V.S.A. Section 227(b) (board may order investigation of justness and reasonableness of rates); 30 V.S.A. Section 225(a) (company may file for change in rate by giving forty-five days notice). We do not believe that the statutory scheme contemplates that the Board is bound in a rate case by claims that parties, or the Board, could have litigated in prior rate cases, although they chose not to do so. Thus, we hold that the claims in the later rate case are not identical to those in the earlier rate case simply because the cases involve different periods for which the rates will be in effect. See Dann, 167 Vt. at 125, 702 A.2d at 109 (determination that criminal statute prohibiting sale of fireworks is unconstitutional in one criminal case does not bar prosecution, and new adjudication of constitutionality, for a different act of selling fireworks; "[e]ach event is separate . . . and gives rise to separate liability"); American Trucking Ass'ns v. Conway, 152 Vt. 363, 371, 566 A.2d 1323, 1328 (1989) (res judicata does not apply where evidence in the two cases is "sufficiently different" such that the claims are not "identical for claim preclusion purposes); Hill v. Grandey, 132 Vt. 460, 463, 321 A.2d 28, 31 (1974) (for res judicata purposes claims are same if same evidence will support action in both instances). Because a required element of claim preclusion is missing, the doctrine does not apply to preclude raising any claims in this case.

IV. Equitable Estoppel

      Finally, CVPS argues that the Board is precluded, under the doctrine of equitable estoppel, from considering the prudency and usefulness issues. As CVPS concedes, it must prove four elements to establish equitable estoppel:

(1)  the party to be estopped must know the facts; (2) the party being estopped must intend his conduct shall be acted upon or the acts must be such that the party asserting the estoppel has a right to believe it is so intended; (3) the party asserting estoppel must be ignorant of the true facts; and (4) the party asserting estoppel must rely on the conduct of the party to be estopped to his detriment.

Wesco, Inc. v. City of Montpelier, 169 Vt. 520, 524, 739 A.2d 1241, 1244-45 (1999). Moreover, the application of "estoppel against the government is rare; it is appropriate only when the injustice that would ensue from a failure to find an estoppel sufficiently outweighs any effect upon public interest or policy that would result from estopping the government in a particular case." Agency of Natural Res. v. Godnick, 162 Vt. 588, 593, 652 A.2d 988, 991 (1994).

      CVPS's argument on each of the elements is as follows:

      (1) Although it never stated so, the Board intended to revisit the prudency of CVPS's actions with respect to the signing of the HQ contract and the premature lock-in, and the usefulness of the HQ power, facts known only to the Board;

       (2) the Board intended that CVPS act on the Board's non-disclosure of its future intentions by failing to appeal the 1994 rate case decision, and CVPS had a right to believe no future adverse action would be taken;

      (3) CVPS was ignorant of the fact that the Board intended to revisit its decision on prudency and usefulness; and

      (4) CVPS relied upon the limits of the Board's 1994 decision by not appealing it.

We note that following CVPS's logic, the estoppel would operate against the Board and not the Department.

      We conclude that CVPS has not demonstrated that it meets any of the four elements of equitable estoppel. In effect, it would use equitable estoppel to create a new preclusion doctrine similar in effect to res judicata, at least where it did not appeal from the earlier decision. We do not believe that the possibility that the Board would visit or revisit issues or penalties in future rate cases is a "fact" for purposes of equitable estoppel, nor that a utility can rely on its own opinion of the preclusive effect of a rate case decision, however erroneous that opinion may be. Indeed, we see no reason to try to mold equitable estoppel into a preclusion doctrine applicable to the contested case adjudication by the Board. See American Trucking Ass'n, 152 Vt. at 370, 566 A.2d at 1328 (claim preclusion is a "theory of estoppel"). CVPS's reliance and finality interests are adequately protected by issue and claim preclusion, as we have explained the application of these doctrines in this case.

      In summary, we hold that, based on issue preclusion arising from the 1994 rate case, the Board is precluded from considering whether CVPS was prudent in connection with its decision to lock into the HQ contract. This decision does not preclude the Department from litigating whether CVPS was prudent in negotiating and entering into the HQ contract and does not determine what sanctions the Board may impose in this rate case based on its 1994 imprudency decision. We remand for further consideration on whether the Board is precluded from considering in this rate case whether the HQ power is non-useful because it is uneconomical. We reject CVPS's arguments that the Board is further precluded from considering claims or issues based on claim preclusion (res judicata) or equitable estoppel.

      Reversed and remanded for further proceedings consistent with this decision.

FOR THE COURT:

/s/ John A. Dooley
Associate Justice
SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ John J. Holtman John J. Holtman, Vice President, Controller, and Chief Accounting Officer

February 12, 2001